[redacted]

NEW CONSTRUCTION PURCHASE AND SALE AGREEMENT

1. **Purchase and Sale.** For and in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned buyer Arrived Holdings, Inc. ("Buyer") agrees to buy and the undersigned seller [redacted] ("Seller") agrees to sell all that tract or parcel of land, with such improvements as are located thereon, described as follows: All that tract of land lying and being Lot # ______ of Hummingbird Village subdivision and being known as: 578 Shanti Dr #43 (Address) East Ridge (City), Tennessee, 37412 (Zip), as recorded in Hamilton County Register of Deeds Office, 12688 deed book(s), 278 page(s), and/or 170g D 004 instrument number and as further described as: LT 43 HUMMINGBIRD VILLAGE UNIT 1 PB 122 PGS 51 & 52 OUT OF 170G A 004 FOR 2022
Seller shall cause to be constructed a residential building with certain site improvements to the Property, herein referred to as "Improvements," in accordance with the terms of this Agreement, in substantial conformity with the proposed plans and specifications evidenced by the following attached Addendums **(Select the appropriate boxes. Unselected items will not be part of this Agreement):**

☐ Plan and Specifications (see attached),

☐ Pre Construction Specifications (see attached),

☐ New Construction Allowance Addendum (see attached),

☐ Other ______________________________

hereinafter collectively referred to as the "Property."

Seller is a Tennessee Licensed Contractor with business name ______________________whose license number is: __________________; OR

Seller has engaged a Tennessee Licensed Contractor as builder with business name: ______________________________, Tennessee Contractor's license #__________.

2. **Purchase Price, Method of Payment and Closing Expenses.** Buyer warrants that, except as may be otherwise provided herein, Buyer will at Closing have sufficient cash to complete the purchase of the Property under the terms of this New Construction Purchase and Sale Agreement (hereinafter "Purchase and Sale Agreement" or "Agreement"). The purchase price to be paid is:

   $ 372,300.00 , Three Hundred Seventy-Two Thousand Three Hundred U.S. Dollars, ("Purchase Price") which shall be disbursed to Seller or Seller's Closing Agency by one of the following methods:

   i. a Federal Reserve Bank wire transfer;

   ii. a Cashier's Check issued by a financial institution as defined in 12 CFR § 229.2(i); OR

   iii. such other form as is approved in writing by Seller.

   A. **APPRAISAL (Select either A or B below. The sections not checked are not a part of this Agreement.)**

   ☒ **1.** This Agreement **IS NOT** contingent upon the appraised value either equaling or exceeding the agreed upon Purchase Price.

   ☐ **2.** This Agreement **IS CONTINGENT** upon the appraised value either equaling or exceeding the agreed upon Purchase Price. If the appraised value is equal to or exceeds Purchase Price, this contingency is satisfied. In consideration of Buyer having conducted an appraisal, the sufficiency of such consideration being hereby acknowledged, if the appraised value of the Property does not equal or exceed the Purchase Price, Buyer shall promptly notify the Seller via the Notification form or equivalent written notice. Buyer shall then have 3 days to either:

1. waive the appraisal contingency via the Notification form or equivalent written notice **OR**
2. terminate the Agreement by giving notice to Seller via the Notification Form or equivalent written notice. Upon timely termination, Buyer is entitled to a refund of the Earnest Money/Trust Money.

In the event Buyer fails to either waive the appraisal contingency or terminate the Agreement as set forth above, this contingency is deemed satisfied. Thereafter, failure to appraise shall not be used as the basis for loan denial or termination of Agreement. Seller shall have the right to request any supporting documentation showing appraised value did not equal or exceed the agreed upon Purchase Price. **The Buyer is not entitled to a refund of any money deposited for Change Orders and /or Upgrades.** In the event the Property does not appraise due to Change Orders and upgrade items, Buyer shall be responsible for additional funds to Close.

B. Closing Expenses

1. **Seller Expenses.** Seller shall pay all existing loans and/or liens affecting the Property, including all penalties, release preparation costs, and applicable recording costs; any accrued and/or outstanding association dues or fees; fee (if any) to obtain lien payoff/estoppel letters/statement of accounts from any and all associations, property management companies, mortgage holders or other liens affecting the Property; Seller's closing fee, document preparation fee and/or attorney's fees; fee for preparation of deed; notary fee on deed; and financial institution (Bank, Credit Union, etc.) wire transfer fee or commercial courier service fee related to the disbursement of any lien payoff(s). Seller additionally agrees to permit any withholdings and/or to pay any additional sum due as is required under the Foreign Investment in Real Property Tax Act. Failure to do so will constitute a default by Seller.

   In the event Seller is subject to Tax Withholding as required by the Foreign Investment in Real Property Tax Act, (hereinafter "FIRPTA"), Seller additionally agrees that such Tax Withholding must be collected from Seller by Buyer's Closing Agent at the time of Closing. In the event Seller is not subject to FIRPTA, Seller shall be required as a condition of Closing to sign appropriate affidavits certifying that Seller is not subject to FIRPTA. *It is Seller's responsibility to seek independent tax advice or counsel prior to the Closing Date regarding such tax matters.*

2. **Buyer Expenses.** Buyer shall pay all transfer taxes and recording fees on deed of conveyance and deed of trust; Buyer's closing fee, document preparation fee and/or attorney's fees; preparation of note, deed of trust, and other loan documents; mortgage loan inspection or boundary line survey; credit report; required premiums for private mortgage, hazard and flood insurance; required reserved deposits for insurance premiums and taxes; prepaid interest; re-inspection fees pursuant to appraisal; and any costs incident to obtaining and closing a loan, including but not limited to: appraisal, origination, discount points, application, commitment, underwriting, document review, courier, assignment, photo, tax service, notary fees, and any wire fee or other charge imposed for the disbursement of the Seller's proceeds according to the terms of this Agreement.

3. **Title Expenses**. Cost of title search, mortgagee's policy and owner's policy (rates to be as filed with the Tennessee Department of Commerce and Insurance) shall be paid as follows:
   By Buyer ______________________________.
   Simultaneous issue rates shall apply.

Not all of the above items (Seller Expenses, Buyer Expenses and Title Expenses) are applicable to every transaction and may be modified as follows:

____

____

Closing Agency for Buyer & Contact Information : [redacted] ______________________________

Closing Agency for Seller & Contact Information : ______________________________

____

C. Financial Contingency – Loan(s) To Be Obtained: This Agreement is conditioned upon Buyer's ability to obtain a loan(s) in the principal amount up to __0__% of the Purchase Price listed above to be secured by a deed of trust on the Property. "Ability to obtain" as used herein means that Buyer is qualified to receive the loan described herein based upon Lender's customary and standard underwriting criteria. In consideration of Buyer, having acted in good faith and in accordance with the terms below, being unable to obtain financing by the Closing Date, the sufficiency of such consideration being hereby acknowledged, Buyer may terminate this Agreement by providing written notice - via the Notification form or equivalent written notice. Seller shall have the right to request any supporting documentation

regarding loan denial. Upon termination, Buyer is entitled to a refund of the Earnest Money/Trust Money. Lender is defined herein as the financial institution funding the loan.

The loan shall be of the type selected below (**Select the appropriate box):**

☐ Conventional Loan ☐ FHA Loan; attach addendum

☐ VA Loan; attach addendum ☒ Other Cash

Buyer may apply for a loan with different terms and conditions and also Close the transaction provided all other terms and conditions of this Agreement are fulfilled, and the new loan does not increase any costs charged to Seller. Buyer shall be obligated to Close this transaction if Buyer has the ability to obtain a loan with terms as described herein and/or any other loan for which Buyer has applied and been approved.

Loan Obligations: ***The Buyer agrees and/or certifies as follows:***

(1) Within three (3) days after the Binding Agreement Date, Buyer shall make application for the loan and shall pay for credit report. Buyer shall immediately notify Seller or Seller's representative of having applied for the loan and provide Lender's name and contact information and that Buyer has instructed Lender to order credit report. Such certifications shall be made via the Notification form or equivalent written notice;

(2) Buyer shall pursue qualification for and approval of the loan diligently and in good faith;

(3) Buyer shall continually and immediately provide requested documentation to Lender and/or loan originator;

(4) Unless otherwise stated in this Agreement, Buyer represents that this loan is not contingent upon the lease or sale of any other real property and the same shall not be used as the basis for loan denial; and

(5) Buyer shall not intentionally make any material changes in Buyer's financial condition which would adversely affect Buyer's ability to obtain the Primary Loan or any other loan referenced herein.

Should Buyer fail to timely comply with section 2.C.(1) above and provide notice as required, Seller may make written demand for compliance via the Notification form or equivalent written notice. If Buyer does not furnish Seller the requested documentation within two (2) days after such demand for compliance, Buyer shall be considered in default and Seller's obligation to sell is terminated.

THIS BOX MUST BE CHECKED IN ORDER FOR IT TO BE A PART OF THIS AGREEMENT.

☐ **Financing Contingency Waived** (e.g. "All Cash", etc.): Buyer's obligation to close shall not be subject to any financial contingency. Buyer reserves the right to obtain a loan. Buyer will furnish proof of available funds to close in the following manner: ______________________________ (e.g. bank statement, Lender's commitment letter) within five (5) days after Binding Agreement Date. Should Buyer fail to do so, Seller may make written demand for compliance via the Notification form or equivalent written notice. If Buyer does not furnish Seller with the requested notice within two (2) days after such demand for compliance, Buyer shall be considered in default and Seller's obligation to sell is terminated. Failure to close due to lack of funds shall be considered default by Buyer.

In the event that this Agreement is contingent upon an appraisal, Buyer must order the appraisal and provide Seller with the name and telephone number of the appraisal company and proof that appraisal was ordered within five (5) days of the Binding Agreement Date. Should Buyer fail to do so, Seller may make written demand for compliance via the Notification form or equivalent written notice. If Buyer does not furnish Seller with the requested notice within two (2) days after such demand for compliance, Buyer shall be considered in default and Seller's obligation to sell is terminated.

3. **Earnest Money/Trust Money**. Buyer has paid or will pay within 2 days after the Binding Agreement Date to [redacted] (address of Holder) a deposit of $ 10,000.00 by check (OR ______________________________) ("Earnest Money/Trust Money"). **In the event that the Seller is the Holder of the Earnest Money/Trust Money, Buyer acknowledges that said funds may be used for the construction of Property.**

A. **Failure to Receive Earnest Money/Trust Money.** In the event Earnest Money/Trust Money (if applicable) is not timely received by Holder or Earnest Money/Trust Money check or other instrument is not honored for any reason by the bank upon which it is drawn, Holder shall promptly notify Buyer and Seller of Buyer's failure to deposit the agreed upon Earnest Money/Trust Money. Buyer shall have then one (1) day to deliver Earnest Money/Trust Money in immediately available funds to Holder. In the event Buyer does not deliver such funds, Buyer is in default and

Seller shall have the right to terminate this Agreement by delivering to Buyer or Buyer's representative written notice via the Notification form or equivalent written notice. In the event Buyer delivers the Earnest Money/Trust Money in immediately available funds to Holder before Seller elects to terminate, Seller shall be deemed to have waived his right to terminate, and the Agreement shall remain in full force and effect.

B. Handling of Earnest Money/Trust Money upon Receipt by Holder. Earnest Money/Trust Money (if applicable) is to be deposited promptly after the Binding Agreement Date or the agreed upon delivery date in this Earnest Money/Trust Money section or as specified in the Special Stipulations section contained herein. Holder shall disburse Earnest Money/Trust Money only as follows unless used by Seller in construction if Earnest Money/Trust Money is held by Seller:

(a) at Closing to be applied as a credit toward Buyer's Purchase Price;

(b) upon a written agreement signed by all parties having an interest in the funds;

(c) upon order of a court or arbitrator having jurisdiction over any dispute involving the Earnest Money/Trust Money;

(d) upon a reasonable interpretation of the Agreement; or

(e) upon the filing of an interpleader action with payment to be made to the clerk of the court having jurisdiction over the matter.

Holder shall be reimbursed for, and may deduct from any funds interpleaded, its costs and expenses, including reasonable attorney's fees. The prevailing party in the interpleader action shall be entitled to collect from the other party the costs and expenses reimbursed to Holder. No party shall seek damages from Holder (nor shall Holder be liable for the same) for any matter arising out of or related to the performance of Holder's duties under this Earnest Money/Trust Money section. Earnest Money/Trust Money shall not be disbursed prior to fourteen (14) days after deposit unless written evidence of clearance by bank is provided.

4. Closing, Prorations, Special Assessments and Warranties Transfer.

A. Closing Date. Unless otherwise provided herein, the consummation of the purchase and sale of the Property shall occur upon "Completion" of the Improvements as provided herein, which is to be on 11/14/2022, (the "Closing" or "Closing Date", *which shall be evidenced by delivery of warranty deed and payment of Purchase Price).*

B. Possession. Possession of the Property is to be given with delivery of warranty deed and payment of Purchase Price.

C. Household Goods. The movement of any household goods or other materials by Buyer into the Property will not be permitted until the Property has been completed and the total Purchase Price has been paid.

D. Prorations. Real estate taxes, rents, dues, maintenance fees, and association fees on said Property for the calendar year in which the sale is Closed shall be prorated as of the Closing Date. In the event of a change or reassessment of taxes for the calendar year after Closing, the parties agree to pay their recalculated share. Real estate taxes, rents, dues, maintenance fees, and association fees for prior years and roll back taxes, if any, will be paid by Seller.

E. Special Assessments. Special assessments approved or levied prior to the Closing Date shall be paid by the Seller at or prior to Closing unless otherwise agreed as follows:

____

F. Association Fees. Buyer shall be responsible for all homeowner or condominium association transfer fees, related administration fees (not including statement of accounts), capital expenditures/contributions incurred due to the transfer of the Property and/or like expenses which are required by the association, property management company and/or the bylaws, declarations or covenants for the Property (unless otherwise specifically addressed herein and/or unless specifically chargeable to Seller under applicable bylaws, declarations, and/or neighborhood covenants).

G. Closing Certifications. Buyer and Seller shall execute and deliver such certifications, affidavits, and statements as are required at Closing to meet the requirements of the Lender and of federal and state law.

H. Warranties Transfer. Seller agrees to transfer Seller's interest in any manufacturer's warranties, service contracts, termite bond or treatment guarantee and/or similar warranties which by their terms may be transferable to Buyer.

5. Title and Conveyance.

A. Seller warrants that at the time of Closing, Seller will convey or cause to be conveyed to Buyer or Buyer's assign(s) good and marketable title to said Property by general warranty deed, subject only to:

(1) Zoning;

(2) Setback requirements and general utility, sewer, and drainage easements of record on the Binding Agreement Date upon which the improvements do not encroach;

(3) Subdivision and/or condominium declarations, covenants, restrictions, and easements of record on the Binding Agreement Date; and

(4) Leases and other encumbrances specified in this Agreement.

If title examination, closing or loan survey pursuant to Tenn. Code Ann. § 62-18-126, boundary line survey, or other information discloses material defects, Buyer may, at Buyer's discretion:

(1) accept the Property with the defects **OR**

(2) require Seller to remedy such defects prior to the Closing Date. Buyer shall provide Seller with written notice of such defects via the Notification form or equivalent written notice. If defects are not remedied prior to Closing Date, Buyer and Seller may elect to extend the Closing Date by mutual written agreement evidenced by the Closing Date/Possession Amendment form or other written equivalent. If defects are not remedied by the Closing Date or any mutually agreed upon extension thereof, this Agreement shall terminate, and Buyer shall be entitled to refund of Earnest Money/Trust Money.

Good and marketable title as used herein shall mean title which a title insurance company licensed to do business in Tennessee will insure at its regular rates, subject only to standard exceptions. The title search or abstract used for the purpose of evidencing good and marketable title must be acceptable to the title insurance agent and the issuing title insurance company. Seller agrees to execute such appropriate affidavits and instruments as may be required by the issuing title insurance company.

B. Deed. Name(s) on Deed to be: TBD

It is the Buyer's responsibility to consult the closing agency or attorney prior to Closing as to the manner in which Buyer holds title.

6. Limitations. The home shall be constructed in accordance with good building practices and substantial accordance with the plans and specifications selected and approved by the Buyer. Seller expressly reserves the right to make such changes or substitutions in the construction of the home:

(a) as may be required, authorized, or approved by governmental agencies having jurisdiction therefore, without the Buyer's consent;

(b) as Seller may deem appropriate so long as materials of equal or better quality are used, without the Buyer's consent; and/or

(c) as may be otherwise reasonably required as long as changes which affect the aesthetics or livability of the home shall be subject to Buyer's written approval.

7. Contractors and/or Suppliers. All work and materials to be performed or supplied under this Agreement shall be performed and supplied by Seller's own contractors, subcontractors, employees, agents, materialmen and suppliers. Buyer shall not have the right to have any work performed or supplies delivered to the Property at Buyer's own direction prior to Closing without written approval and consent of Seller. Seller agrees to transfer to Buyer, at Closing, subject to Buyer's acceptance thereof, Seller's interest in any manufacturer's warranties, service contracts, and/or other similar warranties which by their terms may be transferable to Buyer.

☒ **Decorative Selections.** If there are decorative selections yet to be selected in the completion of the residence, Buyer shall have the option to make those selections from available stock at Seller's normal sources of supply. Buyer understands that it is Buyer's responsibility to make all selections on or before ______________________ and further understands that if the selections have not been made by said date, that Seller may give Buyer notice of such missing selections and the choices made by Seller. Seller choices are hereby deemed agreed to and acceptable to Buyer after three (3) days of given notice.

☒ **Nonrefundable Deposits.** Buyer agrees that any request for changes or alterations ("Change Orders") to the residence will be set forth in writing and delivered to Seller. Any requested Change Order must be in writing and signed by Buyer and Seller in order to be binding. No subcontractor, workman or materialman has authority to agree on behalf of Seller to any Change Order. Buyer agrees that all Change Order requests must be presented to Seller so as to allow Seller adequate lead time to schedule the Change Orders into the normal building sequence. Seller has the right to refuse to make changes/alterations that are requested. Buyer agrees to pay Seller in advance of the performance of work necessitated by agreed Change Orders which will include the cost for both labor and materials [redacted]

no refunds, under any circumstances, of payments made by Buyer for Change Orders. Buyer further acknowledges that any work done on the home pursuant to Change Orders or additions may not increase the appraised value of the Property. Seller shall not be responsible if increases in the price of the Property due to Change Orders or additions are not reflected in the appraised value of (and resulting available loan for) the Property. In the event the Property does not appraise due to Change Orders and upgrade items, Buyer shall be responsible for additional funds to Close.

10. **Delays.** Seller shall have no liability for any delays in construction caused by local governmental authorities, zoning, strikes, acts of God or nature, or delays directly caused by Buyer's Change Orders and/or selection of materials. In the event of such delays, the Closing Date may be extended by the number of days resulting from such delays, not to exceed ___7___ calendar days; Seller shall notify Buyer of any such delays via the Notification Form or equivalent written notice. Inclement weather or other delays shall not extend the performance date unless they prevent the completion of work which would otherwise have been actually performed.

11. **Association Fees.** *[Select A, B, or C below. The section not marked is not a part of this Agreement.]*

☒ A. **Mandatory.** Seller represents that there is a required association fee in the approximate amount of $[redacted] per year, prorated at Closing, with an initiation fee of $_______________.

☐ B. **Not Mandatory.** Seller represents that there is not a required association fee.

☐ C. **No Association.** Seller represents that there is no association.

12. **Visits to the Property.** Buyer agrees to limit inspections of the Property to a reasonable length of time during business hours. Buyer further agrees not to issue instructions or otherwise interfere with workers or in any way hinder their work, unless it has been requested that Buyer be there to assist in some phase of the construction (i.e., to check colors, equipment, cabinets, etc.). Buyer agrees to deal only with the designated representative of the company assigned by Seller to the Property and to limit communications with the representative to normal business hours.

13. **Inspection by Buyer. (Buyer to select ONE of the following inspection methods. The method NOT selected will NOT be part of this Agreement):**

☐ 1. **Punch List Inspection.**
At a point in time when Seller deems the Improvements upon the Property to be complete, Seller shall give Buyer notice of such. Buyer and/or Buyer's designated inspector/representative, shall at a mutually agreeable time, completely inspect the improvements ("Improvements") with Seller. Following the inspection, Buyer shall submit a written report listing matters which Buyer reasonably deems to be incomplete, defective, or in need of cosmetic repair herein named the **"Punch List".** Subject to Seller's acceptance, Seller shall diligently attempt to complete or repair such matters within _______ days after the receipt of Punch List, in a reasonably satisfactory manner under customary building practices in the community for like and similar Improvements. Seller agrees to use his best efforts to timely complete such Punch List items. In the event Seller does not agree with Buyer's Punch List items, the parties agree to attempt to resolve such disagreement through mediation by a neutral third party. Upon completion of the Punch List, a re-inspection shall be scheduled by Buyer and/or Buyer's inspector/representative. At the time of re-inspection the Improvements shall be professionally cleaned and ready for Buyer's occupancy. Buyer shall have the right to conduct a final walk-through of the Property, prior to Closing for the purpose of verifying the condition and completion of any repairs or corrections noted on Punch List and to ensure Property is in compliance with any and all terms of this Agreement. **See New Construction Inspection / Punch List Amendment.**

OR

☒ 2. **Traditional Inspection**
At a point in time when Seller deems the Improvements upon the Property to be complete, Seller shall give Buyer notice of such. Buyer and/or Buyer's designated inspector/representative shall at a mutually agreeable time, completely inspect the improvements ("Improvements") with Seller. The parties hereto agree that in the event Buyer shall elect to contract with a third-party inspector to obtain a "Home Inspection" as defined by Tennessee law, said inspection shall be conducted by a licensed Home Inspector. However, nothing in this section shall preclude Buyer from conducting any inspections on his/her own behalf, nor shall it preclude Buyer from retaining a qualified (and if required by law, licensed) professional to conduct inspections of particular systems or issues within such professional's expertise or licensure, including but not limited to inspection of the heating/cooling systems, electrical systems, foundation, etc., so long as said professional is not in violation of Tenn. Code Ann. § 62-6-301, et seq. as may be amended. **Seller shall cause all utility services and any pool, spa, and similar items to be operational so that Buyer may complete all inspections and tests under this Agreement.** Buyer agrees to indemnify Seller from the acts of himself, his inspectors and/or representatives in exercising his rights

[redacted]

under this Purchase and Sale Agreement. Buyer's obligations to indemnify Seller shall also survive the termination of this Agreement by either party, which shall remain enforceable.

A. Initial Inspections. Buyer and/or his inspectors/representatives shall have the right and responsibility to enter the Property during normal business hours, for the purpose of making inspections and/or tests of the Property. Buyer and/or his inspectors/representatives shall have the right to perform a visual analysis of the condition of the Property, any reasonably accessible installed components, the operation of the Property's systems, including any controls normally operated by Seller including the following components: heating systems, cooling systems, electrical systems, plumbing systems, structural components, foundations, roof coverings, exterior and interior components, any other site aspects that affect the Property, and environmental issues. (e.g. radon, mold, asbestos, etc.).

B. Buyer's Inspection and Resolution. Within 5 biz days after Seller's Notification that the Improvements are Complete, Buyer shall cause to be conducted any inspection provided for herein AND shall provide written notice of such to Seller as described below. ***In the event Buyer fails to timely make such inspections and respond within said timeframe as described herein, the Buyer shall have forfeited any rights provided under this Section 13, and in such case shall accept the Property in its current condition, normal wear and tear excepted.***

In said notice Buyer shall either:

(1) In consideration of Buyer having conducted Buyer's good faith inspections as provided for herein, the sufficiency of such consideration being hereby acknowledged, Buyer shall furnish Seller with a list of written specified objections and immediately terminate this Agreement via the Notification form or equivalent written notice. All Earnest Money/Trust Money shall be returned to Buyer upon termination.

OR

(2) accept the Property in its present "AS IS" condition with any and all faults and no warranties expressed or implied via the Notification form or equivalent written notice. Seller has no obligation to make repairs.

OR

(3) furnish Seller a written list of items which Buyer requires to be repaired and/or replaced with like quality or value in a professional and workmanlike manner. Seller shall have the right to request any supporting documentation that substantiates any item listed.

a. Resolution Period. Seller and Buyer shall then have a period of 3 days following receipt of the above stated written list ("Resolution Period") to reach a mutual agreement as to the items to be repaired or replaced with like quality or value by Seller, which shall be evidenced by the New Construction Inspection / Punch List Amendment or written equivalent(s). The receipt by Seller of the above stated written list or New Construction Inspection/Punch List Amendment marks the end of the Inspection Period and beginning of the Resolution Period. ***The parties agree to negotiate repairs in good faith during the Resolution Period.*** In the event Seller and Buyer do not reach a mutual written resolution during such Resolution Period or a mutually agreeable written extension thereof as evidenced in an Amendment to this Agreement signed by both parties within said period of time, this Agreement is hereby terminated. If terminated, Buyer is entitled to a refund of the Earnest Money/Trust Money.

14. Final Walk Through. Seller and Buyer shall jointly conduct a final walk-through inspection within 2 days before Closing.

15. Completion. Seller will provide Buyer with a copy of the final Use and Occupancy Letter from the appropriate Codes Authority. The construction shall be deemed to be completed at such time as such inspections and approvals have been supplied and Buyer has inspected and confirmed that the contract is substantially completed. "Substantial Completion" shall mean that all matters of substance except minor touch-up matters have been completed. The construction shall be completed in accordance with all applicable governmental regulations, ordinances and codes, and shall be in compliance with all applicable restrictions, covenants and conditions, including, without limitation, any public or private architectural controls and restrictions. If the reasonable cost of completion of the Punch List items exceeds $ [redacted], the job shall not be deemed to be substantially complete and Buyer shall have the optional right, as a pre-Closing condition, to require that a Notice of Completion be filed at the time and in the manner provided by Tennessee law and the statutory procedure followed.

16. Soil Treatment Bond. At Closing, Seller shall provide Buyer a current Soil Treatment Certificate/Bond. If any additional inspections and/or reports are requested by Buyer or Lender, any costs for such inspections and/or reports shall be paid by Buyer.

The foregoing expense may be subject to governmental guidelines relating to VA Loans (See VA/FHA Loan Addendum if applicable).

17. **Buyer's Additional Contingencies.** *As additional contingencies to Buyer's obligations to finalize the purchase of the Property at Closing, the following shall first occur* **(Select the appropriate boxes. Unselected items will not be part of this Agreement):**

- ☒ Buyer's review and acceptance of the "As Built Land Survey" without encroachment or set back violations which shall be ordered by ____ Buyer ____ and paid for by ____ Buyer ____;
- ☒ Buyer's review and acceptance of all restrictions, covenants, easements, other title matters of record and homeowner association rules, if any, within __ 5 __ days after the Binding Agreement Date;
- ☒ Buyer's review and acceptance of the "Water Supply" and "Sanitary Waste Disposal" systems inclusive of all appropriate documentation in the event such is not connected to public systems; and
- ☒ Buyer's determination that the Property is not in a federal government designated "Flood Zone" that would require mandated flood insurance pursuant to mortgage lending guidelines.

In the event the above stated contingencies or other mutually agreed upon matters provided for herein do not occur to the satisfaction of Buyer or if the title matters are unacceptable to Buyer, at Buyer's sole option, Buyer shall have the right to terminate this Agreement within the designated time period, if applicable, with a full refund of Earnest Money/Trust Money. It is acknowledged that payments to Seller for "Change Orders" which include any upgraded items shall be non-refundable and retained by Seller.

18. **Insurability.** Many different issues can affect the insurability and the rates of insurance for property. These include factors such as changes in the Flood Zone Certifications, changes to the earthquake zones maps, the insurability of the buyer, and previous claims made on the Property. It is the right and responsibility of Buyer to determine the insurability, coverage and the cost of insuring the Property. It is also the responsibility of Buyer to determine whether any exclusions will apply to the insurability of said Property.

19. **Seller's Additional Obligations.** In addition to any other disclosure required by law, the Seller shall, prior to entering into an Agreement with a Buyer, disclose in writing including acknowledgement of receipt: (a) the presence of any known exterior injection well or sinkhole (as defined in TCA § 66-5-212) on the property; (b) the results of any known percolation test or soil absorption rate performed on the property that is determined or accepted by the Department of Environment and Conservation; (c) if the property is located in a Planned Unit Development (PUD); (d) if the property is located in a PUD, make available to the Buyer a copy of the development's restrictive covenants, homeowner bylaws and master deed upon request; (e) any single-family residence located on the Property has been moved from an existing foundation to another foundation where such information is known to the Seller; and (f) if a permit for a subsurface sewage disposal system for the Property was issued during a sewer moratorium pursuant to TCA § [redacted]

20. **New Construction Warranty.** Seller shall cause the construction of the Improvements to be completed in a good and workmanlike manner, free of defects in materials and workmanship for a period of One (1) year from the date of Closing. Seller shall provide within three (3) days after the Binding Agreement Date a copy of their Limited Warranty specifying the terms, conditions and limitations of Seller's obligations relating to any discovered defects to the Property arising during the warranty period. Buyer shall have three (3) days after receipt to review and accept as to form and content of such Limited Warranty. If such form is unacceptable, Buyer shall have three (3) days after receipt to terminate this Agreement. If the Agreement is not terminated by Buyer within such time period, said Limited Warranty form shall be automatically incorporated into this Agreement and shall control over any conflicting provisions contained in this Agreement. At Closing, Seller shall deliver such fully executed and dated Limited Warranty, which shall survive the Closing. During such warranty period, it shall be Buyers' obligation to deliver to Seller written notice of any claimed defects within a reasonable time after discovery but not later than Ten (10) days following the expiration of such Limited Warranty period. Seller shall also transfer at Closing all warranties and guarantees of manufacturers covering any of the Property which are, by their nature, transferable to Buyer.

21. **Extended Warranty.** Extended Warranties are provided by third parties and are in addition to any other warranty offered by the Seller. (**THIS BOX MUST BE CHECKED IN ORDER FOR IT TO BE A PART OF THIS AGREEMENT**).

- ☐ **EXTENDED WARRANTY:** ____________ to pay $_______ for the purchase of an extended warranty to be funded at Closing.
  Extended Warranty Company: ____________________________________
  Ordered by: ____

22. **Disclaimer.** It is understood and agreed that the real estate firms and real estate licensee(s) representing or assisting Seller and/or Buyer, their brokers, and the real estate firms (collectively referred to as "Brokers") are not parties to this Agreement

and do not have or assume liability for the performance or nonperformance of Seller or Buyer. Buyer and Seller agree that Brokers shall not be responsible for any of the following, including but not limited to, those matters which could have been revealed through a survey, flood certification, title search or inspection of the Property; for the condition of the Property, any portion thereof, or any item therein; for building products and construction techniques; for any geological issues present on the Property; for any issues arising out of Buyer's failure to physically inspect the Property prior to entering into this Agreement and/or Closing; for the necessity or cost of any repairs to the Property; for hazardous or toxic materials; for the tax or legal consequences of this transaction; for the availability, capability, and/or cost of utilities, sewer, septic, or community amenities; for proposed or pending condemnation actions involving the Property; for the applicable boundaries of school districts or other school information; for the appraised or future value of the Property; for square footage or acreage of the Property; for any condition(s) existing off the Property which may affect the Property; for the terms, conditions and availability of financing; and for the uses and zoning of the Property whether permitted or proposed. Buyer and Seller acknowledge that Brokers are not experts with respect to the above matters and that they have not relied upon any advice, representations or statements of Brokers (including their firms and affiliated licensees) and waive and shall not assert any claims against Brokers (including their firms and affiliated licensees) involving same. Buyer and Seller understand that it has been strongly recommended that if any of these or any other matters concerning the Property are of concern to them, that they secure the services of appropriately credentialed experts and professionals of Buyer's or Seller's choice for the independent expert advice and counsel relative thereto. Buyer and Seller acknowledge that photographs, marketing materials, and digital media used in the marketing of the property may continue to remain in publication after Closing. Buyer and Seller agree that Brokers shall not be liable for any uses of photographs, marketing materials or digital media which the Broker is not in control.

23. **Brokerage.** As specified by separate agreement, Seller agrees to pay Listing Broker at Closing the agreed upon compensation. The Listing Broker will direct the closing agency to pay the Selling Broker, from the compensation received, an amount in accordance with the terms and provisions specified by separate agreement. The parties agree and acknowledge that the Brokers involved in this transaction may receive compensation from more than one party. All parties to this Agreement agree and acknowledge that any real estate firm involved in this transaction shall be deemed a third party beneficiary only for the purposes of enforcing their commission rights, and as such shall have the right to maintain an action on this Agreement for any and all compensations due and any reasonable attorney's fees and court costs.

24. **Default.** Should Buyer default hereunder, the Earnest Money/Trust Money shall be forfeited as damages to Seller and shall be applied as a credit against Seller's damages. Seller may elect to sue, in contract or tort, for additional damages or specific performance of the Agreement, or both. Should Seller default, Buyer's Earnest Money/Trust Money shall be refunded to Buyer. In addition, Buyer may elect to sue, in contract or tort, for damages or specific performance of this Agreement, or both. In the event that any party hereto shall file suit for breach or enforcement of this Agreement (including suits filed after Closing which are based on or related to the Agreement), the prevailing party shall be entitled to recover all costs of such enforcement, including reasonable attorney's fees. In the event that any party exercises its right to terminate due to the default of the other pursuant to the terms of this Agreement, the terminating party retains the right to pursue any and all legal rights and remedies against the defaulting party following termination. The parties hereby agree that all remedies are fair and equitable and neither party will assert the lack of mutuality of remedies, rights and/or obligations as a defense in the event of a dispute.

25. **Other Provisions.**

A. **Binding Effect, Entire Agreement, Modification, Assignment, and Binding Agreement Date.** This Agreement shall be for the benefit of, and be binding upon, the parties hereto, their heirs, successors, legal representatives and assigns. This Agreement constitutes the sole and entire agreement between the parties hereto and no modification of this Agreement shall be binding unless signed by all parties or assigns to this Agreement. No representation, promise, or inducement not included in this Agreement shall be binding upon any party hereto. It is hereby agreed by both Buyer and Seller that any real estate agent working with or representing either party shall not have the authority to bind the Buyer, Seller, or any assignee to any contractual agreement unless specifically authorized in writing within this Agreement. Any assignee shall fulfill all the terms and conditions of this Agreement. The parties hereby authorize either licensee to insert the time and date of receipt of the notice of acceptance of the final offer. The foregoing time and date will be referred to for convenience as the Binding Agreement Date for purposes of establishing performance deadlines.

B. **Survival Clause.** Any provision contained herein, which by its nature and effect is required to be performed after Closing, shall survive the Closing and delivery of the deed and shall remain binding upon the parties to this Agreement and shall be fully enforceable thereafter.

C. **Governing Law and Venue.** This Agreement is intended as a contract for the purchase and sale of real property and shall be interpreted in accordance with the laws and in the courts of the State of Tennessee.

D. **Time of Essence.** Time is of the essence in this Agreement.

E. **Terminology.** As the context may require in this Agreement: (1) the singular shall mean the plural and vice versa; (2) all pronouns shall mean and include the person, entity, firm or corporation to which they relate; (3) the masculine shall mean the feminine and vice versa; and (4) the term day(s) used throughout this Agreement shall be deemed to be calendar day(s) ending at 11:59 p.m. local time unless otherwise specified in this Agreement. Local time shall be determined by the location of the Property. **In the event a performance deadline**, other than the Closing Date (as defined in herein), Date of Possession (as defined in herein), and Offer Expiration Date (as defined in Time Limit of Offer Section), occurs on a Saturday, Sunday or legal holiday, the performance deadline shall extend to the next following business day. Holidays as used herein are those days deemed federal holidays pursuant to 5 U.S.C. § 6103. In calculating any time period under this Agreement, the commencement day shall be the day following the initial date (e.g. Binding Agreement Date).

F. **Responsibility to Cooperate.** Buyer and Seller agree to timely take such actions and produce, execute, and/or deliver such information and documentation as is reasonably necessary to carry out the responsibilities and obligations of this Agreement. Except as to matters which are occasioned by clerical errors or omissions or erroneous information, the approval of the Closing documents by the parties shall constitute their approval of any differences between this Agreement and the Closing. Buyer and Seller agree that if requested after Closing, they will correct any documents and pay any amounts due where such corrections or payments are appropriate by reason of mistake, clerical errors or omissions, or the result of erroneous information.

G. **Notices.** Except as otherwise provided herein, all notices and demands required or permitted hereunder shall be in writing and delivered either (1) in person, (2) by a prepaid overnight delivery service, (3) by facsimile transmission (FAX), (4) by the United States Postal Service, postage prepaid, registered or certified, return receipt requested or (5) Email. **NOTICE** shall be deemed to have been given as of the date and time it is actually received. Receipt of notice by the real estate licensee or their Broker assisting a party as a client or customer shall be deemed to be notice to that party for all purposes under this Agreement as may be amended, unless otherwise provided in writing.

H. **Risk of Loss.** The risk of hazard or casualty loss or damage to Property shall be borne by Seller until transfer of title. If casualty loss prior to Closing exceeds 10% of the Purchase Price, Seller or Buyer may elect to terminate this Agreement with a refund of Earnest Money/Trust Money to Buyer.

I. **Equal Housing.** This Property is being sold without regard to race, creed, color, sex, religion, handicap, familial status, or national origin.

J. **Severability**. If any portion or provision of this Agreement is held or adjudicated to be invalid or unenforceable for any reason, each such portion or provision shall be severed from the remaining portions or provisions of this Agreement, and the remaining portions or provisions shall be unaffected and remain in full force and effect. In the event that the contract fails due to the severed provisions, then the offending language shall be amended to be in conformity with state and federal law.

K. **Alternative Dispute Resolution.** In the event the parties elect to utilize Alternative Dispute Resolution, incorporate "Resolution of Disputes by Mediation Addendum/Amendment" (RF629).

L. **Contract Construction.** This Agreement or any uncertainty or ambiguity herein shall not be construed against any party but shall be construed as if all parties to this Agreement jointly prepared this Agreement.

M. **Section Headings.** The Section Headings as used herein are for reference only and shall not be deemed to vary the content of this Agreement or limit the scope of any Section.

26. **Exhibits and Addenda.** All exhibits and/or addenda attached hereto, listed below, or referenced herein are made a part of this Agreement:

[redacted]

27. Special Stipulations. The following Special Stipulations, if conflicting with any preceding section, shall control:

1. The Seller is a member of the Quality Builders Warranty Program and you will be provided with a Ten Year Limited Warranty Agreement in connection with the purchase of your home. The Seller's sole responsibility shall be limited to the terms and conditions set forth in the Quality Builders Limited Warranty Agreement. The Purchaser agrees to submit to and be bound by the dispute settlement procedures under the Limited Warranty Agreement. Seller makes no further warranties, expressed, general, limited or implied, including implied warranty of merchantability, implied warranty for particular purpose or implied warranty of habitability except as contained in the Quality Builders Limited Warranty Agreement.

2. Buyer's agent commission to be 2%.

28. Method of Execution. The parties agree that signatures and initials transmitted by facsimile, other photocopy transmittal, or by transmittal of digital signature as defined by the applicable State or Federal law will be acceptable and may be treated as originals and that the final Purchase and Sale Agreement containing all signatures and initials may be executed partially by original signature and partially on facsimile, other photocopy documents, or by digital signature as defined by the applicable State or Federal law.

29. Time Limit of Offer. This Offer may be withdrawn at any time before acceptance with Notice. Offer terminates if not countered or accepted by 5pm ~~2:00~~ o'clock □ a.m./ □ p.m. on the 24 day of Oct, 22.

LEGAL DOCUMENTS: This is an important legal document creating valuable rights and obligations. If you have any questions about it, you should review it with your attorney. Neither the Broker nor any Agent or Facilitator is authorized or qualified to give you any advice about the advisability or legal effect of its provisions.

NOTE: Any provisions of this Agreement which are preceded by a box "□" must be marked to be a part of this Agreement. By affixing your signature below, you also acknowledge that you have reviewed each page and have received a copy of this Agreement.

WIRE FRAUD WARNING <u>Never trust wiring instructions sent via email</u>. Cyber criminals are hacking email accounts and sending emails with fake wiring instructions. These emails are convincing and sophisticated. <u>Always</u> independently confirm wiring instructions in person or via a telephone call to a trusted and verified phone number. <u>Never</u> wire money without double-checking that the wiring instructions are correct. NEVER ACCEPT WIRING INSTRUCTIONS FROM YOUR AGENT OR BROKER. _____ **Buyer Initials** _____ **Buyer Initials**

[redacted] /22 12:19 PM PDT

[redacted]

BUYER

10/21/2022 at __________ o'clock □ am/ □ pm
Offer Date

[redacted]

☑ **ACCEPTS** – accepts this offer.

□ **COUNTERS** – accepts this offer subject to the attached Counter Offer(s).

□ **REJECTS** this offer and makes no counter offer.

[redacted] dotloop verified 10/24/22 4:23 PM EDT 9T2E-7V85-Y9D9-3V33

SELLER [redacted]   **SELLER**

__________ at __________ o'clock □ am/ □ pm   __________ at __________ o'clock □ am/ □ pm
Date   **Date**

Acknowledgement of Receipt. ____________________ hereby acknowledges receipt of the final accepted offer on __________ at __________ o'clock □ am/ □ pm, and this shall be referred to as the Binding Agreement Date for purposes of establishing performance deadlines as set forth in the Agreement.

For Informatio [redacted]
Listing Compan
Listing Firm Ad
Firm License No
Firm Telephone
Listing Licensee
Licensee Licens
Licensee Email:
Licensee Cellph
Home Owner's /

Phone: ______________________ Email: ______________________

NOTE: This form is provided by Tennessee REALTORS® to its members for their use in real estate transactions and is to be used as is. By downloading and/or using this form, you agree and covenant not to alter, amend, or edit said form or its contents except as where provided in the blank fields, and agree and acknowledge that any such alteration, amendment or edit of said form is done at your own risk. Use of the Tennessee REALTORS® logo in conjunction with any form other than standardized forms created by Tennessee REALTORS® is strictly prohibited. This form is subject to periodic revision and it is the responsibility of the member to use the most recent available form.

ADDENDUM 1
TO THE PURCHASE AND SALE AGREEMENT

Property Address: 578 Shanti Drive #43, Chattanooga, TN 37412
Buyer: Arrived Holdings, Inc.
Seller: PCTN Holdings, LLC

This ADDENDUM (hereinafter "Addendum"), between the undersigned Seller and Buyer is entered into and is effective as of the Offer Date provided in the Purchase and Sale Agreement for the purpose of changing, deleting, supplementing or adding terms to said Purchase and Sale Agreement. In consideration of mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows with an Effective Date or Offer Date of 10/21/2022:

1. **Utilities:** Seller shall leave all utilities including, but not limited to, electricity, water, sewer, trash, and gas (if applicable) in service for seven (7) business days after Closing Date. Buyer to provide the Seller a credit at closing in the amount of $100.00. To ensure prompt transfer of service, please provide utilities provider name and contact information to Buyer five (5) days prior to closing. Buyer will make best efforts to immediately transfer service upon closing.

2. ~~**Photos:** Seller, and all parties representing Seller ("Seller"), hereby grants Buyer,. and any of its affiliates, the right of possession of the Original property Photographs and the permission to use the Photographs in all mediums for all reasonable purposes related to the marketing of the property. Seller further affirms that such release to the Buyer does not constitute any form of compensation, including royalties arising from the Photograph(s) to Seller's benefit.~~

[redacted]

This Addendum is made a part of the Purchase and Sale Agreement as if quoted therein verbatim. Should the terms of this Addendum conflict with the terms of the Purchase and Sale Agreement or other documents executed prior to or simultaneous to the execution of this Addendum, the terms of this Addendum shall control, and the conflicting terms are hereby considered deleted and expressly waived by both Seller and Buyer. In all other respects, the Purchase and Sale Agreement shall remain in full force and effect.

[redacted]eceipt of a copy.

[redacted]	**BUYER**
[redacted]m	______ at ______ o'clock ☐am/ ☐pm
	Date

[redacted]eceipt of a copy.

[redacted]	**SELLER**
______ at ______ o'clock ☐am/ ☐pm	______ at ______ o'clock ☐am/ ☐pm
Date	**Date**

NOTE: This form is provided by Tennessee REALTORS® to its members for their use in real estate transactions and is to be used as is. By downloading and/or using this form, you agree and covenant not to alter, amend, or edit said form or its contents except as where provided in the blank fields, and agree and acknowledge that any such alteration, amendment or edit of said form is done at your own risk. Use of the Tennessee REALTORS® logo in conjunction with any form other than standardized forms created by Tennessee REALTORS® is strictly prohibited. This form is subject to periodic revision and it is the responsibility of the member to use the most recent available form.